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                                                                     EXHIBIT 4.2

AMENDMENT TO THE ARTICLES OF ASSOCIATION

BE SEMICONDUCTOR INDUSTRIES N.V.
(informal translation)


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ARTICLE 18 PARAGRAPH 3 WILL READ AS FOLLOWS:

3.    The position of a Supervisory Board Member may not be held by:

      a.    persons employed by the Company;

      b.    persons employed by a Dependent Company; and

      c. officers and employees of a workers union customarily involved in the establishment of the terms of employment of the persons referred to in sections a and b hereof.

ARTICLE 18 PARAGRAPH 12 WILL READ AS FOLLOWS:

12. A Member of the Supervisory Board shall retire not later than on the day that the first General Meeting is held after the expiration of four years since the last time he was appointed Member of the Supervisory Board.

      Any resigning Member of the Supervisory Board shall be immediately eligible for a re-appointment.

ARTICLE 21 PARAGRAPH 5 WILL READ AS FOLLOWS:

5.    The balance then remaining shall be at the disposal of the General
      Meeting.


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